March 27, 2009	Exhibit 16.1

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Sterling Bancorp and subsidiaries (the “Company”) and, under the date of March 13, 2009, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007, the effectiveness of internal control over financial reporting of the Company as of December 31, 2008, and the consolidated statements of condition of Sterling National Bank and subsidiaries as of December 31, 2008 and 2007. On March 23, 2009, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 23, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the first sentence of the first paragraph and any of the Company’s statements in the fifth paragraph of its Form 8-K.

Very truly yours,

/s/ KPMG LLP

New York, New York